Exhibit 10.11

May 5, 2015

VIA E-MAIL

Mr. Michael Farlekas
64 Mountainside Road
Mendham, NJ 07945

Re:	Offer of Employment

Dear Michael,

I am delighted that you are interested in joining the talented team of people at E2open, LLC (the “Company”). We are pleased to formally confirm our offer to you to join the Company as the Chief Operating Officer, initially reporting to the Chairman of the Board of Directors of Eagle Parent Holdings, LLC (“Eagle”), the ultimate parent of the Company, and once a Chief Executive Officer is appointed, the Chief Executive Officer. For purposes of this letter, your employment commencement date will be May 1, 2015.

Principal Place of Employment

Your principal place of employment shall be in the San Francisco/Bay area or other existing Company location, although you understand and agree that you may be required to travel from time to time for business reasons. You further understand and agree that, prior to your relocation, you will be required to spend sufficient time at the Company’s offices to effectively perform your duties and responsibilities and to supervise, manage and motivate your direct reports. Should you relocate to the vicinity of one of the Company’s offices, you will be entitled to relocation assistance in accordance with the Company’s relocation policies for executive officers.

Base Salary

You will receive an annual salary of $250,000, retroactive to your employment commencement date, paid semi-monthly in accordance with the Company’s regular payroll practices. If you are appointed as the Chief Executive Officer of the Company (the date of such appointment, the “Appointment Date”), your annual salary will be increased to $300,000.

Annual Bonus

During each fiscal year of your employment with the Company, you will be eligible to participate in the relevant E2open incentive plan for your position, with a target bonus amount equal to $225,000. The actual bonus amount will be based upon achievement of Company and individual performance targets established by the board of directors of Eagle (the “Board”) for the fiscal year to which the bonus relates after consultation with you; provided, however, that any bonus payable in respect of the Company’s fiscal year ending February 28, 2016, shall be pro 14336116.6 rated to reflect the portion of time you are employed hereunder during such fiscal year. If you are appointed as the Chief Executive Officer of the Company, your target bonus amount for the Company’s fiscal year ending February 28, 2017 will be $350,000. The payment of any annual bonus described herein will be made at the same time annual bonuses are generally paid to other senior executives of the Company, and will be subject to your continued employment with the Company through the applicable payment date.

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 1 of 7]

Employee Benefits

As a Company employee, beginning as of your employment commencement date, you are eligible to receive paid time off/vacation and employee benefits available to employees at your position under the Company’s policies and benefit programs. The Company expressly reserves the right to amend, modify or terminate the benefit plans, policies and programs it offers to its employees at any time in accordance with their terms or to cease providing such benefit plans, policies or programs.

Equity Grants

Under our equity program, subject to the approval of the Board, you will be entitled to a onetime equity grant of an approximate 1.2% interest in Eagle (the “COO Grant”), pursuant to and subject to the terms and conditions of Eagle’s equity incentive plan and an award agreement evidencing such grant. If you are appointed as the Chief Executive Officer of the Company, subject to the approval of the Board, you will receive an additional equity grant of an approximate 1.8% interest in Eagle (the “CEO Grant” and, together with the COO Grant, the “Equity Grants”)), pursuant to and subject to the terms and conditions of Eagle’s equity incentive plan and an award agreement evidencing such grant. The grants likely will be in the form of an equity appreciation award, such as a stock option, as determined by the Board, and the Board will consider award types that enable you to achieve long term capital gains treatment with respect to these grants.

Subject to your continued employment through each applicable vesting date, the Equity Grants will vest based solely on the passage of time, with 25% vesting on the first anniversary of your vesting commencement date, which will be your employment commencement date for the COO Grant and the Appointment Date for the CEO Grant (such date, the “Vesting Commencement Date”), and the remainder vesting in substantially equal quarterly annual installments during the next three (3) years. Notwithstanding the foregoing, should a “change in control” (as defined in Eagle’s equity incentive plan) occur while you are employed by the Company, your Equity Grants will vest as follows:

•	if such “change in control” occurs on or prior to the two (2) year anniversary of the Vesting Commencement Date, the portion of the Equity Grant that would have vested on or before such anniversary will be vested effective as of the “change in control,” and the remaining unvested portion of such Equity Grants will vest, subject to your continued employment through each applicable vesting date, ratably in equal quarterly installments, rounded down to the nearest whole share, commencing on the first quarterly anniversary of the Vesting Commencement Date next following such “change in control,” such that the entire Equity Grant will be fully vested as of the fourth anniversary of the Vesting Commencement Date; provided, however, that should your employment with the Company be terminated by the Company (other than for Cause (as defined below), or as a result of your death or permanent disability)) after such “change in control,” the then unvested portion of the Equity Grants will become fully vested as of the date of such termination; and

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 2 of 7]

•	if such “change in control” occurs after the two (2) year anniversary of the Vesting Commencement Date, should your employment with the Company be terminated by the Company (other than for Cause, or as a result of your death or permanent disability)) after such “change in control,” any then-unvested portion of the Equity Grant will become fully vested as of the “change in control.”

In addition, if you are appointed as the Chief Executive Officer of the Company, subject to the approval of the Board, you will receive an additional equity grant of an approximate 0.50% interest in Eagle, pursuant to and subject to the terms and conditions of Eagle’s equity incentive plan and an award agreement evidencing such grant, which will vest based on the achievement of a 3.5x return to the Company’s equity investors upon a liquidity event, subject to your continued employment through such event.

Any accelerated vesting of your Equity Grants in connection with a termination of your employment will be conditioned upon your execution, delivery to the Company, and non-revocation of a general release in favor of the Company and its affiliates (in a form satisfactory to the Company).

Severance Benefits

Although the Company expressly reserves the right to terminate your employment at any time, with or without cause or advance notice and for any reason, should your employment with the Company be terminated by the Company (other than for Cause, or as a result of your death or permanent disability)), the Company will (i) continue to pay you your base salary as in effect at the time of such termination for the greater of: (x) the remainder of the twelve (12) month period following your employment commencement date; and (y) the six (6) month period following the date of such termination if, prior to such termination, you have permanently relocated to one of the Company’s offices in Foster City, San Jose, Dallas or Austin, in each case, payable in substantially equal installments in accordance with the Company’s regular payroll practices beginning with the first regular payroll date following your last date of employment (such period, the “Severance Period”) and (ii) continue to pay you an additional monthly amount equal to $1,900 for the Severance Period (or, if earlier, until you become eligible to receive healthcare coverage from a subsequent employer), in accordance with the Company’s regular payroll practices beginning with the first regular payroll date following your last date of employment, to defray costs to you associated with continued healthcare coverage for you and your eligible dependents, although you may use such funds in any manner you see fit; provided, however, in the event that any regular payroll date occurs prior to the effective date of the required release of claims required in the next paragraph, any amount that would otherwise have been payable under this paragraph shall be deferred and paid together with the regular salary installment on the first regular payroll date following such effective date (the “Severance Benefits”).

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 3 of 7]

Notwithstanding any provision herein to the contrary, the payment or provision of the Severance Benefits shall be conditioned upon (A) your execution, delivery to the Company, and non-revocation of a general release in favor of the Company and its affiliates (in a form satisfactory to the Company) within twenty-one (21) days (or in the event of that such termination is “in connection with an exit incentive or other employment termination program,” forty-five (45) days) following the date of termination and your non-revocation of such release during the applicable revocation period, and (B) your continued compliance with the terms of the Proprietary Information Agreement (referenced below). If your date of termination and the last day of the applicable revocation period could fall in two separate taxable years, regardless of when you actually execute the release, payments will not commence until the later taxable year. Each installment described in this paragraph (and all other payments to be made in installments as a result of this letter) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as the same may be amended from time to time. The Severance Benefits are your sole and exclusive remedy if your employment with the Company is terminated by the Company (other than for Cause, or by reason of your death or disability) and shall immediately cease should you fail to comply with the terms of the Proprietary Information Agreement.

For purposes of this letter, “Cause” means (i) your material act or acts of personal dishonesty taken in connection with your responsibilities as an employee; (ii) your gross negligence or willful misconduct in respect of your performance of your duties to the Company; (iii) your engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company or any its affiliates (collectively, the “Company Group”); (iv) your misappropriation of the assets or business opportunities of the Company or any other member of the Company Group; (v) act or acts of embezzlement or fraud committed by you, or at your direction, or with your prior personal knowledge; (vi) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, a material adverse impact on the performance of your duties to the Company, or that results, or could reasonably be expected to result, in a material injury to the reputation or business of the Company or any other member of the Company Group; (vii) your habitual or repeated neglect of, or failure to perform, your duties to the Company or any other member of the Company Group; or (viii) your breach of any material provisions of this letter or the Proprietary Information Agreement or material breach of any of the Company Group’s written code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Company Group. Any Cause termination will be effective upon written notice; provided, however, that with respect to any Cause termination relying on clauses (i), (ii), (iii) or (vii) above, if the event giving rise to Cause is subject to cure, the Company will be required to provide fifteen (15) days’ advanced written notice and such termination will not be effective if you have cured the Cause event within such fifteen (15) day notice period. If, within ninety (90) days subsequent to your termination for any reason other than by the Company for Cause, the Board after investigation determines that your employment could have been terminated for Cause, your employment will be deemed to have been terminated for Cause for all purposes under this letter, and you will be required to disgorge to the Company all amounts received by you pursuant to this letter or otherwise on account of such termination that would not have been payable to you had such termination been by the Company for Cause.

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 4 of 7]

At-Will Employment

Your employment with the Company will be voluntarily entered into and will be for no specified period, also known as “at-will” employment. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. We request that, in the event of resignation, you give the Company at least two weeks notice. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without cause or advance notice. Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with any member of the Company Group and will execute all documents reasonably requested for you to confirm such resignations.

Employment Eligibility

This employment offer is contingent upon the successful completion of the Company’s background and reference checks. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

This employment offer is also contingent upon the understanding that (1) your joining our Company will not violate any agreement to which you are or have been a party and that you will have obtained a satisfactory disposition of any restrictions you may have on your activities with your current or former employer(s) as determined by the Company; (2) you will neither use nor disclose to our Company any confidential or proprietary information obtained from a third party prior to your joining our Company; and (3) you will comply with all applicable Company policies and professional standards of our Company

Taxes

The Company may withhold from any payments made to you under this letter or otherwise all federal, state, city or other taxes, including but not limited to income, employment, and social insurance taxes, as the Company is required to withhold pursuant to applicable law, regulation or ruling. Notwithstanding any other provision of this letter, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 5 of 7]

Other

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided and return it to me at the address listed below. A duplicate original is enclosed for your records. Upon acceptance of our offer, your first day of employment will be within thirty (30) days of the date of this letter, unless otherwise indicated below. You will be required to sign the Company’s current form of Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

This offer of employment will terminate if not accepted, signed and returned by close of business on May 1, 2015 unless the Company agrees to employ your services after such expiration date.

[Signature Pages Follow]

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 6 of 7]

Again, I am excited about working together and making E2open, LLC a major success for all employees and shareholders.

Sincerely,

/s/ Ross Devor
Ross Devor
Vice President
E2open, LLC

I have read, understand and accept the terms and conditions of this employment offer:

/s/ Michael Farlekas
Michael Farlekas
Date:	5-6-15

[Signature Page to Farlekas Employment Offer Letter]

[14.5.1.12] [Farlekas Employment Agreement.pdf ] [Page 7 of 7]